Exhibit 2.4

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SOLIS SEATTLE, LLC

A WASHINGTON LIMITED LIABILITY COMPANY

THE INTERESTS DESCRIBED AND REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND ARE RESTRICTED SECURITIES AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION UNDER THE ACT AND APPLICABLE STATE ACTS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE ACTS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY. IN ADDITION, THE SALE OR TRANSFER OF SUCH INTERESTS IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE RESTRICTIONS SET FORTH IN ARTICLE 10 HEREOF.

THIS AMENDED AND RESTATED LIMITED LIABILITY CCOMPANY Agreement ( the “Agreement”) is made and entered into effective December __, 2021, by and among the Company and each of the Members whose signatures appear on the signature page hereof.

WHEREAS, the Company was formed pursuant to a certificate of formation filed with the Secretary of State on June 6, 2018;

WHEREAS, the Members at such time entered into that certain Limited Liability Company Agreement, dated as of June 15, 2018 (the “Original Agreement”); and

WHEREAS, the parties hereto desire to enter into this Amended and Restated Limited Liability Company Agreement to amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the Members and the Company (and each person who subsequently becomes a Unit Holder) hereby agree as follows:

ARTICLE 1.
DEFINITIONS

The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

1.1 1300 East Pike. 1300 East Pike shall mean 1300 East Pike Partners LLC, a Delaware limited liability company.

1.2 Act. Act shall mean the Washington Limited Liability Company Act, as it may be amended from time to time (RCW Ch. 25.15).

1.3 Adjusted Capital Contributions. Adjusted Capital Contributions shall mean an amount equal to a Unit Holder’s Capital Contributions pursuant to Articles 8 and 11, less any Distributions made to such Unit Holder pursuant to Section 9.7.

1.4 Admission Date. Admission Date shall mean the date on which a Unit Holder is admitted to the Company, which shall be deemed to be the latest of:

(i) The date of payment by such Unit Holder of its initial Capital Contribution in accordance with the subscription agreement signed by the Unit Holder; or

(ii) The execution by such Unit Holder of this Agreement or a separate consent to be bound by this Agreement.

1.5 Affiliate. Affiliate shall mean, with respect to any Person, (i) any Person controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, (iv) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence; or (v) the defined benefit plan account, defined contribution plan account, Individual Retirement Account, 401(k) account or other retirement plan account for such Person. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.6 Agreement. Agreement shall mean this Limited Liability Company Agreement as originally executed and as amended from time to time.

1.7 Capital Account. Capital Account as of any given date shall mean the Capital Account of each Unit Holder as described in Article 8 and maintained to such date in accordance with this Code section 704(b) and the terms of this Agreement.

1.8 Capital Call. Capital Call shall mean a required amount to contribute to the Company upon written notice from the Managers, as described in Section 8.2 of this Agreement.

1.9 Capital Contribution. Capital Contribution shall mean any contribution to the capital of the Company in cash or property by a Unit Holder whenever made including any contributions made pursuant to Sections 8.1 and 8.2 of this Agreement.

1.10 Class B Catch-up. Class B Catch-up means an amount calculated by dividing the outstanding Class B Units by the outstanding Class A units, and then multiplied by the total Preferred Return paid to Class A Unit Holders.

1.11 Certificate of Formation. Certificate of Formation shall mean the certificate of formation pursuant to which the Company was formed, as originally filed with the office of the Secretary of State on August 6, 2015, in the city of Seattle, and as amended from time to time.

1.12 City. City means the City of Seattle.

1.13 Class A Units. Class A Units shall mean those Units issued to Class A Unit Holders.

1.14 Class B Units. Class B Units shall mean those Units issued to Class B Unit Holders.

1.15 Class C Units. Class C Units shall mean those Units issued 1300 East Pike.

1.16 Code. Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.17 Company. Company shall mean SOLIS SEATTLE, LLC.

1.18 Company Property. Company Property shall mean all assets (real or personal, tangible or intangible, including cash) of the Company.

1.19 Contribution Agreement. Contribution Agreement shall mean that certain Contribution Agreement, dated as of December __, 2021, by and between the Company and 1300 East Pike.

1.20 Deficit Capital Account. Deficit Capital Account shall mean with respect to any Unit Holder, the deficit balance, if any, in such Unit Holder’s Capital Account as of the end of the Fiscal Year, after giving effect to the following adjustments:

(a) credit to such Capital Account the amount, if any, which such Unit Holder is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Regulations, after taking into account thereunder any changes during such year in Minimum Gain; and

(b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

This definition of Deficit Capital Account is intended to comply with the provisions of Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2, and shall be interpreted consistently with those provisions.

1.21 Depreciation. Depreciation shall mean for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.

1.22 Distributable Cash. Distributable Cash shall mean all cash, with respect to any fiscal period of the Company, whether revenues or other funds received by the Company, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company’s business; and (iii) Reserves. Extraordinary Capital Event Proceeds shall be excluded from gross cash receipts for this purpose.

1.23 Distribution. Distribution shall mean any Transfer of Company Property from the Company to or for the benefit of a Unit Holder by reason of such Unit Holder’s ownership of an Economic Interest.

1.24 Economic Interest. Economic Interest shall mean a Unit Holder’s share of one or more of the Profits, Losses and Distributions pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including, the right to vote on, consent to or otherwise participate in any decision of the Members.

1.25 Economic Interest Owner. Economic Interest Owner shall mean the owner of an Economic Interest who is not a Member.

1.26 Entity. Entity shall mean any general partnership (including a limited liability partnership), limited partnership (including a limited liability limited partnership), limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

1.27 Extraordinary Capital Event. Extraordinary Capital Event shall mean a Sale or other disposition of all or “substantially all” of the Property, including by foreclosure, or a refinancing of any indebtedness secured by the Property, or a condemnation or casualty loss with respect to the Property, to the extent that the proceeds of such condemnation or casualty are not used to repay any existing indebtedness against the Property or to rebuild or repair the Property. The term “substantially all” shall be determined by the Manager in its sole and absolute discretion.

1.28 Extraordinary Capital Event Proceeds. Extraordinary Capital Event Proceeds shall mean the net proceeds derived from an Extraordinary Capital Event less the expenses incurred in connection with such Extraordinary Capital Event and less the application of such proceeds to the reduction of existing Company indebtedness, the discharge or payment of any other expenses or liabilities, and the establishment of appropriate Reserves, all as determined by the Manager in its sole discretion.

1.29 Fiscal Year. Fiscal Year shall mean the calendar year or any portion of the calendar year for which the Company is required to allocate Profits and Losses, and other items of Company income, gain, loss or deduction pursuant to Article 9.

1.30 Gift. Gift shall mean a gift, bequest, or other transfer for no consideration, whether or not by operation of law, except in the case of bankruptcy.

1.31 Gifting Unit Holder. Gifting Unit Holder shall mean any Unit Holder who gifts, bequeaths or otherwise transfers for no consideration (by operation of law or otherwise, except with respect to bankruptcy) all or any part of its Ownership Interest.

1.32 Gross Asset Value. Gross Asset Value shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Unit Holder to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Managers;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Manager as of the following times: (i) the acquisition of an additional interest by any new or existing Unit Holder in exchange for more than a de minimis contribution of property (including money); (ii) the Distribution by the Company to a Unit Holder of more than a de minimis amount of property as consideration for an Ownership Interest; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Unit Holders in the Company;

(c) The Gross Asset Value of any Company asset Distributed to any Unit Holder shall be adjusted to equal the gross fair market value of such asset on the date of Distribution as reasonably determined by the distributee and the Manager, provided that, if the distributee is the Manager, the determination of the fair market value of the Distributed asset shall require the consent of the Members owning a Majority Interest (determined without regard to the Voting Interest of the distributee Manager); and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Section 8.3 and subparagraph (g) under the definition of Profits and Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) of this definition to the extent that the Manager reasonably determines that an adjustment pursuant to subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b) or (d) of this definition, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

1.33 Guarantors. Guarantors shall mean Brian Heather and Marc Coluccio.

1.34 Guarantee Percentage. The Guarantee Percentage for each Guarantor shall equal the Percentage Interest for that Guarantor divided by the sum of the Percentage Interests for all Guarantors expressed as a percentage.

1.35 Indemnified Person. Indemnified Person shall mean (a) any Person who is or was an officer of the Company, if any, (b) the Managers, (c) any Person who is or was serving at the request of the Company as an officer, director, member, manager, partner, tax matters partner, fiduciary or trustee of another Person, provided that a Person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (d) any Person the Managers designate as an “Indemnified Person” for purposes of this Agreement.

1.36 Independent Representative. Independent Representative shall mean an individual, appointed by the Managers from time to time, to address matters under this Agreement, who meets the “director independence” standards of the New York Stock Exchange as set forth in the New York Stock Exchange Listed Company Manual.

1.37 Issuer Servicing Agreement. Issuer Servicing Agreement shall mean that certain Issuer Servicing Agreement, dated as of December __, 2021, by and among the Company, 1300 East Pike and Largo.

1.38 Largo. Largo shall mean Largo Real Estate Advisors, Inc.

1.39 LEX ATS Issuer Agreement. LEX ATS Issuer Agreement shall mean that certain LEX ATS Issuer Agreement, dated as of December __, 2021, by and among the Company, 1300 East Pike and LEX Markets LLC.

1.40 Majority Interest. Majority Interest shall mean (i) one or more Voting Interests of Members which taken together exceed 50% of the aggregate of all Voting Interests together with (ii) the affirmative vote of the Managers.

1.41 Managers. Managers shall mean Brian Heather and Marc Coluccio, and any other Person who may become a successor, substitute or additional Manager as provided in Article 5.

1.42 Member. Member shall mean each Person who executes a counterpart of this Agreement as a Member and each Person who may hereafter become a Member (a new Member) as provided in this Agreement. To the extent the Manager has purchased a Membership Interest in the Company, the Manager will have all the rights of a Member with respect to such Membership Interest, and the term “Member” as used herein shall include the Manager. If a Person is a Member immediately prior to the acquisition by such Person of any additional Membership Interest, such Person shall have all the rights of a Member with respect to such additional Membership Interest.

1.43 Membership Interest. Membership Interest shall mean a Member’s entire interest in the Company, including such Member’s Economic Interest and such other rights and privileges that the Member may enjoy by being a Member.

1.44 Ownership Interest. Ownership interest shall mean:

(a) in the case of a Member, the Member’s Membership Interest; and

(b) in the case of an Economic Interest Owner, the Economic Interest Owner’s Economic Interest.

1.45 Percentage Interest. Percentage Interest shall mean, with respect to any Unit Holder, the percentage determined based upon the ratio that the number of Units held by such Unit Holder bears to the total number of outstanding Units.

1.46 Person. Person shall mean any Unit Holders, individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

1.47 Preferred Return. Preferred Return means, for each Member who has made a Capital Contribution, a simple (non-compounding), cumulative return of 8% per annum on the Member’s unreturned, funded Capital Contribution, calculated from the date the Company closes the purchase of the Property or any later date when the Capital Contribution was made, until the Extraordinary Capital Event (e.g., cash-out refinance or closing of the sale of the Property) which generates the funds from which the Capital Contributions are returned.

1.48 Profits and Losses. Profits and Losses shall mean for each Fiscal Year of the Company an amount equal to the Company’s net taxable income or loss for such year as determined for federal income tax purposes (including separately stated items) in accordance with the accounting method and rules used by the Company and in accordance with Section 703 of the Code with the following adjustments:

(a) Any items of income, gain, loss and deduction allocated to Unit Holders pursuant to Sections 9.3 or 9.4 shall not be taken into account in computing Profits or Losses;

(b) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses (pursuant to this definition) shall be added to such taxable income or loss;

(c) Any expenditure of the Company described in Section 705(a)(2)(B) of the Code and not otherwise taken into account in computing Profits and Losses (pursuant to this definition) shall be subtracted from such taxable income or loss;

(d) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(e) Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(f) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

(g) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of an Ownership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

1.49 Project. Project shall mean constructing and managing “Solis”, a building consisting of 45 residential units, 3,700 square feet of retail space, located at 1300 Pike St, Seattle, WA.

1.50 Property. Property shall mean the real property located at 1300 Pike St, Seattle, WA, which is legally described on Exhibit B attached hereto.

1.51 Regulations. Regulations shall mean temporary and final Treasury regulations promulgated under the Code and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

1.52 Reorganization. Reorganization shall mean the merger or conversion of the Company, or a Sale or other disposition of assets of the Company, or Sale or other disposition of Ownership Interests, or other transaction pursuant to which a Person or Persons acquire all or substantially all of the assets of, or Ownership Interests in, the Company in a single or series of related transactions, including without limitation, a merger or conversion of the Company into a corporation or other entity, whether or not such corporation or other entity has the same owners as the Company and whether or not additional capital is contributed to such corporation or other entity; provided, however, that a Reorganization shall not include the merger or conversion of the Company into a general partnership which is not a limited liability partnership.

1.53 Reserves. Reserves shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed reasonably sufficient by the Manager for working capital and for payment of taxes, insurance, debt service, potential liabilities or other costs or expenses incident to the ownership or operation of the Company’s business. The term “Reserves” shall specifically include any amounts set aside or allocated to reserves for capital improvements, maintenance, repairs and other replacement reserve purposes.

1.54 Sale or Sell. Sale or Sell shall mean a sale, assignment, exchange, or other transfer of Units or Company Property (as the case requires) for consideration, foreclosure of a pledge, hypothecation, or other security interest, or change in ownership of Units or Company Property (as the case requires) by reason of the merger, conversion or other transformation in the identity or form of business organization of the owner, regardless of whether such change or transformation is characterized by state law as not changing the identity of the owner.

1.55 Secretary of State. Secretary of State shall mean the Secretary of State of the State of Washington.

1.56 Securities Act. Securities Act shall mean the Securities Act of 1933, as amended

1.57 Selling Unit Holder. Selling Unit Holder shall mean any Unit Holder which sells, assigns, or otherwise transfers for consideration all or any portion of its Membership Interest or Economic Interest.

1.58 State. State shall mean the State of Washington.

1.59 Transfer. Transfer shall mean any Sale or Gift.

1.60 Transferring Unit Holder. Transferring Unit Holder shall mean a Selling Unit Holder and a Gifting Unit Holder.

1.61 Two-Thirds Interest. Two-Thirds Interest shall mean (i) one or more Voting Interests of Members which taken together equal or exceed 66.67% of the aggregate of all Voting Interests together with (ii) the affirmative vote of the Manager.

1.62 Units. Units shall mean Class A Units or Class B Units issued to or held by any Unit Holder under this Agreement as reflected in attached Exhibit A-1 or Exhibit A-2, as amended from time to time.

1.63 Unit Holder. Unit Holder shall mean a Person who holds one or more Class A Units, Class B Units or Class C Units and is either a Member or an Economic Interest Owner.

1.64 Voting Interest. Voting Interest shall mean, with respect to any Member, such Member’s Percentage Interest relative to all Members’ Percentage Interests.

1.65 WBCA. WBCA shall have the meaning given to such term in Section 5.1.

ARTICLE 2.
FORMATION OF COMPANY

2.1 Formation of Company. The Company was formed on June 6, 2018, by the filing of the Company’s Certificate of Formation with the Secretary of State.

2.2 Name. The name of the Company is SOLIS SEATTLE, LLC.

2.3 Principal Place of Business. The principal place of business of the Company is 2910 1st Ave S #201, Seattle, WA 98134. The Company may locate its places of business and registered office at any other place or places as the Manager may from time to time deem advisable.

2.4 Registered Office and Registered Agent. The Company’s initial registered office and the name of the registered agent at such address shall be as set forth in the Certificate of Formation. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and the name of the new registered agent with the Secretary of State pursuant to the Act.

2.5 Term. The term of the Company began on June 6, 2018 (the date on which the Company’s Certificate of Formation was first filed with the Secretary of State) and the Company shall continue in existence until it is dissolved and terminated pursuant to the provisions of this Agreement.

ARTICLE 3.
BUSINESS OF COMPANY

3.1 Permitted Business. The business of the Company shall be:

(a) Primarily to develop and construct a mixed-use building at 1300 Pike St, Seattle, WA and additionally to accomplish any lawful business whatsoever or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets.

(b) To exercise all other powers necessary to or reasonably connected with the Company’s business which may be legally exercised by limited liability companies under the Act.

(c) To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

(d) More specifically, the Company shall (i) acquire and hold the Property for investment purposes; (ii) develop a mixed-use building for 45 residential units, 3,258 square feet of retail space located at 1300 Pike St. Seattle, WA; (iii) obtain permanent financing for the acquisition and construction loan; and (iv) if, as, and when determined by the Managers, sell or otherwise dispose of the Property in a manner consistent with the provisions of this Agreement.

ARTICLE 4.
NAMES AND ADDRESSES OF EQUITY OWNERS

The names and addresses of the Class A and Class B Unit Holders are set forth on Exhibit A-1 and Exhibit A-2, as amended or restated from time to time, and maintained on the books and records of the Company. The Managers are authorized to amend Exhibit A-2 as necessary to reflect additional Unit Holders but is not authorized to increase the number of Units.

ARTICLE 5.
management and operation of business

5.1 Power and Authority of the Managers. Except as otherwise expressly provided in this Agreement, the power to direct the management, operation and policies of the Company shall be vested in the Managers. The Managers shall have the power to delegate any or all of their rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Managers or the Company as they may deem appropriate. Except as otherwise specifically provided in this Agreement, no Member, by virtue of its status as such, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into, execute or deliver contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Managers with respect to the management of the business of the Company, on the one hand, and the Company’s officers and agents, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Washington Business Corporation Act (the “WBCA”). In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement, the Managers shall have full power and authority to do, and to direct its officers and agents to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers and to effectuate the purposes set forth in Article 5. Without in any way limiting the foregoing, the Managers shall, either directly or by engaging their Affiliates, agents or third parties, perform the following duties:

(a) Accounting and Other Administrative Services. The Managers shall:

(i) manage and perform the various administrative functions necessary for the day-to-day operations of the Company;

(ii) provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(iii) provide financial and operational planning services;

(iv) maintain accounting data and any other information concerning the activities of the Company as shall be required to prepare and file all periodic financial reports and returns required to be filed with the Commission and any other regulatory agency, including annual financial statements;

(v) maintain all appropriate books and records of the Company;

(vi) oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(vii) make, change, and revoke such tax elections on behalf of the Company as the Manager deems appropriate;

(viii) supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Company;

(ix) manage and coordinate with the Transfer Agent (if any) the process of making distributions and payments to Members; and

(x) oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law.

(b) Member Services. The Managers shall:

(i) subject to the limitations set forth in Section 9.7(a), determine the Company’s distribution policy and authorize distributions from time to time;

(ii) manage communications with Members, including answering phone calls, preparing and sending written and electronic reports and other communications; and

(iii) establish technology infrastructure to assist in providing Member support and services.

(c) Asset Management Services. The Managers shall:

(i) enter into, amend and terminate service contracts for the Company’s assets, provided that any amendment or termination by the Company of the Property Management Agreement with Madrona Real Estate Services LLC shall require the approval of the Independent Representative;

(ii) monitor and evaluate the performance of the Company’s assets and supervise the various entities providing services to the Company;

(iii) determine the necessity for and the timing and amount of all capital expenditures for the Company’s assets and oversee the major development projects;

(iv) set the market rates for the lease or rental of the Company’s assets and negotiate new and/or amended license agreements; and

(v) manage the Company’s debt financing, including monitoring compliance with the covenants under the loan documents and making all decisions regarding refinancing of the Company’s debt.

(d) Disposition Services. The Managers shall:

(i) evaluate and approve potential asset dispositions, sales, or liquidity transactions; and

(ii) structure and negotiate the terms and conditions of transactions pursuant to which the assets of the Company may be sold, provided that no lease, transfer, assignment or other disposition of all or substantially all of the Company’s assets may be effected without the prior approval of a majority of the then issued and Outstanding Units.

5.2 Term and Removal of the Manager. The Managers will serve as managers for an indefinite term and shall have no right to withdraw as managers. Notwithstanding the foregoing, either Manager shall be automatically removed if he ceases to be a manager of 1300 East Pike or if he engages in any activity that would constitute a “disqualification event” under Rule 262 of Regulation A under the Securities Act.

5.3 Determinations by the Managers. Except as may otherwise be required by law, the determination as to any of the following matters, made in good faith by or pursuant to the direction of the Manager consistent with this Agreement, shall be final and conclusive and shall be binding upon the Company and every holder of Units: the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of distributions; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any matter relating to the acquisition, holding and disposition of any assets by the Company; the evaluation of any competing interests among the Company and its Affiliates and the resolution of any such conflicts of interests; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Agreement or otherwise to be determined by the Managers.

5.4 Covenants of the Managers. So long as 1300 East Pike is a Member, the Managers agree that they will take the following actions:

(a) Cause the Company to remain in ongoing compliance with each of the Issuer Eligibility Criteria set forth in Section 4 of the LEX ATS Issuer Agreement.

(b) Cause the Company to remain in ongoing compliance with its obligations under the Contribution Agreement.

(c) Cause the Company to remain in ongoing compliance with the information delivery requirements set forth in Section 2.7 of the Issuer Servicing Agreement.

(d) Obtain the written approval of the Independent Representative prior to permitting the Company to engage in any material transaction with the Managers or any of their Affiliates, which Independent Representative shall be appointed by the Manager on an as-needed basis.

(e) Act as the managers of 1300 East Pike pursuant to the terms of 1300 East Pike’s operating agreement.

5.5 Exculpation, Indemnification, Advances and Insurance.

(a) Subject to other applicable provisions of this Article 5, to the fullest extent permitted by applicable law, the Indemnified Persons shall not be liable to the Company, any officer of the Company, or any Member of the Company, for any acts or omissions by any of the Indemnified Persons arising from the exercise of their rights or performance of their duties and obligations in connection with the Company, this Agreement or any investment made or held by the Company, including with respect to any acts or omissions made while serving at the request of the Company as an officer, director, member, partner, tax matters partner, fiduciary or trustee of another Person or any employee benefit plan. The Indemnified Persons shall be indemnified by the Company to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the Company and counsel fees and disbursements on a solicitor and client basis) (collectively, “Expenses and Liabilities”) arising from the performance of any of their duties or obligations in connection with their service to the Company or this Agreement, or any investment made or held by the Company, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such Person may hereafter be made party by reason of being or having been a manager of the Company under Washington law, a director or officer of the Company or any Subsidiary of the Company, or an officer, director, member, partner, tax matters partner, fiduciary or trustee of another Person or any employee benefit plan at the request of the Company. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnified Person pursuant to a loan guaranty or otherwise, for any indebtedness of the Company or any Subsidiary of the Company (including any indebtedness which the Company or any Subsidiary of the Company has assumed or taken subject to), and the Managers are hereby authorized and empowered, on behalf of the Company, to enter into one or more indemnity agreements consistent with the provisions of this Section 5.5 in favor of any Indemnified Person having or potentially having liability for any such indebtedness. It is the intention of this Section 5.5(a) that the Company indemnify each Indemnified Person to the fullest extent permitted by law.

(b) Notwithstanding anything to the contrary in this Agreement, nothing in this Article 5 shall eliminate or limit the personal liability of Indemnified Persons to the Company or its Members for monetary damages or breach of fiduciary duty for:

(i) any breach of the Indemnified Persons’ duty of loyalty to the Company in its capacity as a Manager, which duty of loyalty shall be similar to the duty of loyalty a director owes to a corporation under the WBCA;

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii) for any transaction from which the Indemnified Persons derived an improper personal benefit; and

(iv) for unlawful payment of distributions or purchase or redemption of limited liability company units, similar to the limitation imposed on directors of a corporation under the WBCA.

All references in this Section 5.5(b) to an Indemnified Person and a Manager shall also be deemed to refer to such other person or persons, if any, who, pursuant to a provision of this Agreement, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Managers.

(c) The provisions of this Agreement, to the extent they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by each Member to modify such duties and liabilities of the Indemnified Person to the extent permitted by law.

(d) Any indemnification under this Section 5.5 (unless ordered by a court) shall be made by the Company unless the Managers determine in the specific case that indemnification of the Indemnified Person is not proper in the circumstances because such person has not met the applicable standard of conduct set forth in Section 5.5(a). Such determination shall be made in good faith by the Managers, provided that if a Managers or any of his Affiliates is the Indemnified Person, by the Independent Representative. To the extent, however, that an Indemnified Person has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such Indemnified Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in connection therewith, notwithstanding an earlier determination by the Managers that the Indemnified Person had not met the applicable standard of conduct set forth in Section 5.5(a).

(e) Notwithstanding any contrary determination in the specific case under Section 5.5(c), and notwithstanding the absence of any determination thereunder, any Indemnified Person may apply to any other court of competent jurisdiction in the State of Washington for indemnification to the extent otherwise permissible under Section 5.5(a). The basis of such indemnification by a court shall be a determination by such court that indemnification of the Indemnified Person is proper in the circumstances because such Indemnified Person has met the applicable standards of conduct set forth in Section 5.5(a). Neither a contrary determination in the specific case under Section 5.5(c) nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Indemnified Person seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5.5(d) shall be given to the Company promptly upon the filing of such application. If successful, in whole or in part, the Indemnified Person seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

(f) To the fullest extent permitted by law, expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company as authorized in this Section 5.5.

(g) The indemnification and advancement of expenses provided by or granted pursuant to this Section 5.5 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Agreement, or any other agreement, determination of the Managers, vote of Members or otherwise, and shall continue as to an Indemnified Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Person unless otherwise provided in a written agreement with such Indemnified Person or in the writing pursuant to which such Indemnified Person is indemnified, it being the policy of the Company that indemnification of the persons specified in Section 5.5(a) shall be made to the fullest extent permitted by law. The provisions of this Section 5.5 shall not be deemed to preclude the indemnification of any person who is not specified in Section 5.5(a) but whom the Company has the power or obligation to indemnify under the provisions of the Act.

(h) The Company may, but shall not be obligated to, purchase and maintain insurance on behalf of any Person entitled to indemnification under this Section 5.5 against any liability asserted against such Person and incurred by such Person in any capacity to which they are entitled to indemnification hereunder, or arising out of such Person’s status as such, whether or not the Company would have the power or the obligation to indemnify such Person against such liability under the provisions of this Section 5.5.

(i) Each of the Indemnified Persons may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such Person on behalf of the Company in furtherance of the interests of the Company in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such Person will be fully protected for such acts and omissions, provided that such legal counsel or accountants were selected with reasonable care by or on behalf of the Company.

(j) Any liabilities which an Indemnified Person incurs as a result of acting on behalf of the Company (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the Internal Revenue Service, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities indemnifiable under this Section 5.5, to the maximum extent permitted by law.

(k) Any amendment, modification or repeal of this Section 5.5 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of or other rights of any Indemnified Person under this Section 5.5 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted and provided such Person became an Indemnified Person hereunder prior to such amendment, modification or repeal.

5.6 Duties of the Managers.

(a) Except as otherwise expressly provided in this Agreement or required by the Act, (i) the duties and obligations owed to the Company by the Managers shall be the same as the duties and obligations owed to a corporation organized under the WBCA by its directors and (ii) the duties and obligations owed to the Members by the Managers shall be the same as the duties and obligations owed to the stockholders of a corporation under the WBCA by its directors.

(b) The Manager shall have the right to exercise any of the powers granted to them by this Agreement and perform any of the duties imposed upon them thereunder either directly or by or through its duly authorized agents.

(c) Notwithstanding any provision of Delaware law or the law of any jurisdiction in which a member of 1300 East Pike resides to the contrary, the Company hereby agrees that any Person who is a member of 1300 East Pike shall be deemed to be a proper plaintiff for purposes of initiating an action in the right of the Company to recover a judgment in the Company’s favor if the Managers refuse to bring the action or if an effort to cause the Managers to bring the action is not likely to succeed.

5.7 Outside Activities. It shall be deemed not to be a breach of any duty (including any fiduciary duty) or any other obligation of any type whatsoever of the Managers or the Affiliates of the Managers or their officers, managers or directors (other than any express obligation contained in any agreement to which such Person and the Company or any Subsidiary of the Company are parties) to engage in outside business interests and activities in preference to or to the exclusion of the Company or in direct competition with the Company, provided the Managers or Affiliate does not engage in such business or activity as a result of or using confidential information provided by or on behalf of the Company to the Managers or such or Affiliate. The Managers shall have no obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Company that may become available to Affiliates of the Managers.

5.8 Reimbursement of Expenses. The Company shall pay or reimburse the Managers and their Affiliates for their reasonable out-of-pocket costs and expenses incurred in connection with the performance of their duties under this Agreement.

5.9 Meetings; Consents in Lieu of Meetings. Notwithstanding any other provision of this agreement, if all Managers hold a meeting at any time or place and no Manager objects to the lack of notice, the meeting will be valid even if there was no notice or the notice given was insufficient, and any action taken at the meeting will be the action of the Managers. Any action required or permitted to be taken by the Managers at a meeting may be taken without a meeting if a written consent setting forth the action taken is signed by the Managers. Written consents of the Managers must be retained as part of the Company’s records of meetings. Meetings of the Managers may be held by telephone conference call or by any other means of communication by which all participants can hear each other simultaneously during the meeting. If a Manager participates in a meeting by conference call or by other means authorized by this section, the Manager will be considered to be present at the meeting in person.

In the event of a deadlock as between the Managers, the Managers will engage in a mediation process. If the deadlock is not resolved in mediation, then the deadlock will be resolved through binding arbitration.

5.10 Vacancies. Any Manager’s position to be filled by reason of an increase in the number of Managers shall be filled by the Managers.

5.11 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Managers and any officer authorized by the Managers to act on behalf of and in the name of the Company have full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Managers or any officer as if they were the Company’s sole party in interest, both legally and beneficially. Each Member hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Manager or any officer in connection with any such dealing. In no event shall any Person dealing with the Managers or any of the8ir or representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Manager or any officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by either Manager or his representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

5.12 Compensation, Reimbursement, Organization Expenses.

(a) Profits Interest. Each Manager and Guarantor is compensated by receiving a profits interest as shown on attached Exhibit A-1 and Exhibit A-2.

(b) Reimbursement. Upon the submission of appropriate documentation, the Company shall reimburse the Managers for reasonable out-of-pocket expenses incurred on behalf, or at the request, of the Company, including payments to Affiliates of the Manager for administrative services.

(c) Property and Asset Management Fee. The Managers, or affiliates designated by the Managers, shall receive five percent (5%) of the gross revenues generated from the Property, less the amount of fees paid to any third-party professional property or asset management company, if any, for managing the Project and the Company, or providing support to the Managers in the supervision and direction of any third-party professional property or asset management companies. The fee is deemed earned on the first day of each month for the management services to be provided for that month, and is payable on or before the 15th day of such month. A portion of the fee is intended to compensate for traditional property management services and a portion is intended to compensate for asset management services. Asset management services include providing overhead and administrative capabilities the cost of which is not otherwise reimbursed hereunder, managing the needs of the Members, engaging and supervising professionals who provide services to the Company including any accountants and attorneys, making strategic or financial decisions, formulating marketing plans and making competitive assessments.

(d) Loan Guarantee Fee. In connection with the completion of the construction loan, the Company shall pay to the Managers or other Guarantors a Loan Guarantee fee equal to one percent (1.0%) of the construction loan. The estimated Loan Guarantee Fee is $151,000.

5.13 Dealing with Affiliates. The Managers may employ or retain in any capacity any Member or Affiliate of any Member so long as the terms upon which such Member or such Affiliate is employed or retained are commercially reasonable under the circumstances and comparable to those terms which could be obtained from an independent person for comparable services in the area where the Property is located or the Company has its principal office. Without limiting the authority of the Managers, the Members acknowledge that the Managers will or may be paid fees or commissions in connection with the leasing or from any sale of Company Property, and in connection with original construction of the Project or subsequent repair or refurbishment of Company Property.

ARTICLE 6.
RIGHTS AND OBLIGATIONS OF MEMBERS AND UNIT HOLDERS

6.1 Limitation of Liability. Each Unit Holder’s liability shall be limited as set forth in this Agreement and the Act.

6.2 No Liability for Company Obligations. Except as otherwise set forth in this Agreement or as otherwise provided by law, Unit Holders shall not be personally liable for any debts, obligations or liabilities of the Company beyond their respective Capital Contributions and any obligation of the Unit Holders under Article 8 to make Capital Contributions.

6.3 Guarantee Consideration; Conversion; Contribution. Each Guarantor shall personally guarantee financing obtained by the Company for the acquisition of the Property and completion of the Project and, at the request of the Managers upon a refinancing of the Property, shall personally guarantee the obligations of the Company with respect to such refinancing. Each Guarantor (“payor”) shall have a right of contribution as to each other Guarantor (“contributor”) with respect to all amounts paid by such payor on a guaranteed obligation which are in excess of such payor’s Guarantee Percentage Interest of the obligation, but subject to a limit based on each contributor’s Guarantee Percentage of the obligation.

6.4 List of Unit Holders. Subject to the confidentiality requirements of Section 6.8 below, upon written request of any Member made in good faith and for a purpose reasonably related to the Member’s rights as Member under this Agreement (which reason shall be set forth in the written request), the Manager shall provide a list showing the names, addresses and Ownership Interests of all Unit Holders. Economic Interest Owners shall have no rights to information under this Section 6.4.

6.5 Unit Holders Have No Agency Authority. Except as expressly provided in this Agreement, the Unit Holders (in their capacity as Unit Holders) shall have no agency authority on behalf of the Company.

6.6 Company Books. In accordance with Section 9.12 herein and unless otherwise provided for in Section 9.12 herein, the Managers shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books, financial reports, accounting records and other relevant Company documents. Subject to the confidentiality requirements of Section 6.8 below, upon reasonable request and written notice to the Company, each Member shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting Member’s expense.

6.7 Priority and Return of Capital. Except as may be expressly provided in Article 9, no Unit Holder shall have priority over any other Unit Holder, either as to the return of Capital Contributions or as to Profits, Losses or Distributions.

6.8 Confidentiality. Except as contemplated hereby or required by a court of competent authority, each Unit Holder shall keep confidential and shall not disclose to others and shall use its reasonable efforts to prevent its Affiliates and any of its or its Affiliates’ present or former employees, agents, and representatives from disclosing to others, without the prior written consent of the Managers or either of them, any information which (1) pertains to this Agreement, any negotiations pertaining thereto, any of the transactions contemplated hereby, or the business of the Company, or (2) pertains to confidential or proprietary information of any Member or the Company or which any Unit Holder has labeled in writing as confidential or proprietary; provided that any Unit Holder may disclose to its Affiliates’ employees, agents, and representatives (the “Recipients”) any information made available to such Unit Holder if the Recipients agree in writing to keep such information confidential as provided for in this Section 6.8. No Unit Holder shall use, and each Unit Holder shall use its best efforts to prevent any Affiliate or Recipient of such Unit Holder from using, any information which (1) pertains to this Agreement, any negotiations pertaining hereto, any of the transactions contemplated hereby, or the business of the Company, or (2) pertains to the confidential or proprietary information of any Unit Holder or the Company or which any Unit Holder has labeled in writing as confidential or proprietary, except in connection with the transactions contemplated hereby. Confidential information intended to be covered by this Section 6.8 shall include, without limitation, information described under Sections 6.4 and 6.6 above.

ARTICLE 7.
MEMBERS

7.1 No Required Meetings. The Members may, but shall not be required to, hold any annual, periodic or other formal meetings. Meetings of the Members may be called by the Managers.

7.2 Place of Meetings; Required Attendance of Managers; Electronic Attendance. The Managers or the Member or Members calling the meeting may designate any place within the State as the place of meeting for any meeting of the Members; and Members holding a Two-Thirds Interest and the Manager may designate any place outside the State as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal place of business of the Company in the State. In order to be a valid meeting under this Article 7, any meeting held pursuant to the provisions of this Article 7 must be attended in person by an employee, agent, member or manager of the Managers or its Affiliate. Any Member and/or a Manager may attend and participate at any meeting of Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation in such a meeting shall constitute presence in person at a meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened. A Member so participating may be required to bear the costs of such participation. The Members shall not be required to meet at places facilitating such electronic participation.

7.3 Notice of Meetings. Except as provided in Section 7.4, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than five nor more than fifty calendar days before the date of the meeting, either personally or by mail, by or at the direction of the Managers, to each Member entitled to vote at such meeting.

7.4 Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the State, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice in accordance with Section 7.2 and Section 7.3, and at such meeting lawful action may be taken.

7.5 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 7.5, such determination shall apply to any adjournment thereof. For the purpose of determining Unit Holders entitled to receive payment of any Distribution, such Distribution shall be made to those Unit Holders of record as of the last day of the accounting period to which such Distribution relates.

7.6 Quorum. A quorum shall be met at any meeting of the Members if (i) such meeting is attended in person by an employee, agent, officer or director of a Manager or its Affiliate and (ii) Members holding at least a Majority Interest are represented in person or by proxy. In the absence of a quorum at any such meeting, a majority of the Voting Interests so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Voting Interests whose absence would cause less than a quorum.

7.7 Manner of Acting. Subject to Article 5, if a quorum is present, a Majority Interest shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, by the Certificate of Formation, or by this Agreement. Unless otherwise expressly provided herein, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote or consent upon any such matter and their Voting Interest, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter is approved by the Members.

7.8 Proxies. At all meetings of Members, a Member who is qualified to vote may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managers before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

7.9 Action by Members without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents or approvals describing the action taken and signed by Members holding sufficient Voting Interests, as the case may be, to approve such action had such action been properly voted on at a duly called meeting of the Members. Action taken under this Section 7.9 is effective when Members with the requisite Interests or Voting Interests, as the case may be, have signed the consent or approval, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent. Notice of any approved action taken under this Section 7.9 shall be provided to all Members.

7.10 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

7.11 Spousal Consent. Each non-entity Member signing this Agreement, as of its effective date or thereafter, represents and warrants that (a) he or she is unmarried, or (b) his or her spouse has executed a Spousal Consent substantially in the form attached hereto as Exhibit C. If a Member marries or remarries subsequent to the date of signing this Agreement, the Member shall obtain the signature of his or her spouse of the Spousal Consent within thirty (30) days following the marriage.

ARTICLE 8.
CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

8.1 Unit Holders’ Capital Contributions. The Managers are authorized to issue (a) up to Three Thousand Three Hundred Twenty-Five (3,325) Class A Units, (b) One Thousand Seven Hundred Eighty-Five (1,785) Class B Units and (c) Four Thousand Nine Hundred Nine (4,909) Class C Units. The Managers may amend Exhibit A-2 from time to time to reflect the current name, Capital Contribution, Units and Percentage Interest of each Unit Holder as maintained on the books and records of the Company.

8.2 Additional Capital Contributions Required. Each Member is required to make additional capital contributions upon written notice from the Managers, up to the Committed Capital Amount set forth in Exhibit A hereto. Upon determining to make a Capital Call, the Managers will give written notice to each Member of the amount of the Capital Call, and each Member must deliver to the Company his, her or its pro rata share (in proportion to the respective Capital Account of the Member on the date such notice is given) not later than twenty (20) days following the date notice is given. If a Member is unable to make a Capital Call in accordance with the written notice from the Managers, then the defaulting Member’s equity percentage will be reduced by 25% and the other Members will have a right to make the Capital Call for the defaulting Member. If the other Members do not make the Capital Call for the defaulting Member, then the Company may issue additional Class A Units to a new investor.

8.3 Loans from Managers and Unit Holders. A Manager or Unit Holder may, but is not obligated to, loan additional funds to the Company in such amounts and at such times as such Manager or Unit Holder may determine, in its sole discretion, is necessary or appropriate to acquire or retain assets of the Company, to pay Company expenses, to operate the Company or to otherwise carry on the business of the Company. Such loans shall bear interest at the 30-Day LIBOR reference rate plus six precent (6%) as such rate may change from time to time, and such loan shall be repaid to such Manager or lending Unit Holder, with no prepayment penalty or charge, out of gross receipts of the Company before any Distributions are made to Unit Holders. The Managers shall promptly notify in writing each Unit Holder of the need for loans and the intent of the Managers to make such loans, and each Unit Holder shall be entitled, in its sole and absolute discretion, within ten (10) business days after receipt of such notice from the Manager, to notify the Manager in writing of such Unit Holder’s commitment to make a loan to the Company on the same terms and conditions and in the amount equal to (a) the aggregate amount being loaned to the Company by the Manager times (b) such Unit Holder’s Percentage Interest.

No loan to the Company pursuant to this Section 8.3 will result in an increase in the Percentage Interest of the lending Unit Holder. The amount of any such loan will not be credited to the lending Unit Holder’s Capital Account. Any such loan will be an obligation of the Company to the lending Unit Holder. Interest on such loans will be payable without regard to the Profits or Losses of the Company and will be treated as a transaction with a Unit Holder other than in its capacity as a member of the Company pursuant to Section 707(a) of the Code. All such loans will be repayable solely from the Company’s assets and represented by promissory notes executed by the Company.

8.4 Capital Accounts.

(a) A separate Capital Account shall be maintained for each Unit Holder. Each Unit Holder’s Capital Account shall be increased by (1) the amount of money contributed by such Unit Holder to the Company; (2) the fair market value of property contributed by such Unit Holder to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Unit Holder of Profits; and (4) any items in the nature of income and gain which are specially allocated to the Unit Holder pursuant to Sections 9.3 and 9.4. Each Unit Holder’s Capital Account shall be decreased by (1) the amount of money distributed to such Unit Holder by the Company; (2) the fair market value of property distributed to such Unit Holder by the Company (net of liabilities secured by such distributed property that such Unit Holder is considered to assume or take subject to under Section 752 of the Code); (3) any items in the nature of deduction and loss that are specially allocated to the Unit Holder pursuant to Sections 9.3 and 9.4; and (4) allocations to such Unit Holder of Losses.

(b) Without limiting the other rights and duties of a transferee of an Ownership Interest pursuant to this Agreement, in the event of a permitted sale or exchange of an Ownership Interest in the Company, (1) the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Ownership Interest in accordance with Section 1.704-1(b)(2)(iv) of the Regulations; and (2) the transferee shall be treated as the transferor for purposes of allocations and distributions pursuant to Article 9 and Article 12 to the extent that such allocations and distributions relate to the transferred Ownership Interest.

(c) The manner in which Capital Accounts are to be maintained pursuant to this Section 8.4 is intended to comply with the requirements of Section 704(b) of the Code and the Regulations promulgated thereunder. If in the opinion of the Company’s accountants or legal counsel the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 8.4 should be modified in order to comply with Section 704(b) of the Code and the Regulations thereunder, then, notwithstanding anything to the contrary contained in the preceding provisions of this Section 8.4, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Unit Holders.

8.5 Issuance of Additional Units. If the Managers determine that additional equity is desirable, then any Person acceptable to the Managers may become a Member in the Company upon the issuance by the Company of additional Units for such consideration as the Manager shall determine. Notwithstanding the foregoing, each Member shall have the first right to purchase any additional Units to be offered by the Company in order to maintain such Member’s Percentage Interest in the Company, exercisable upon written notice to the Manager within ten (10) days of the Manager’s written notice to Members of the intent to issue additional Units, accompanied by payment for such Units. A Person to whom Units are issued pursuant to this Section 8.5 (other than a Person who is already a Member) shall not be admitted to the Company as a Member unless and until such Person becomes a party to this Agreement by signing a counterpart signature page to this Agreement and executing such documents and instruments as the Manager reasonably may request to confirm such Person as a Member in the Company and such Person’s agreement to be bound by the terms and conditions of this Agreement.

ARTICLE 9.
ALLOCATIONS, DISTRIBUTIONS, ELECTIONS AND REPORTS

9.1 Allocation of Profit. After giving effect to the special allocations set forth in Sections 9.3 and 9.4, the Profit for any Fiscal Year of the Company shall be allocated among the Unit Holders in the following order of priority:

(a) first, Forty-Nine percent (49%) to the Class C Unit Holders;

(b) second, to all Class A Unit Holders in proportion to their respective accrued and unpaid Preferred Returns until each such Unit Holders have received an amount equal to such Unit Holders’ accrued and unpaid Preferred Return determined immediately prior to the allocation to be made under this Section;

(c) third, to Class B Unit Holders as a Class B Catch-up, it being the intent that after the “catch-up” allocation pursuant to this Section 9.1(c) there will have been an allocation of total Profit equal to the relative Percentage Interests of the Class A Unit Holders; and

(d) thereafter, to all Class A Unit Holders and Class B Unit Holders in proportion to their relative Percentage Interests.

9.2 Allocation of Loss. After giving effect to the special allocations set forth in Sections 9.3 and 9.4, the Loss for any Fiscal Year of the Company shall be allocated among the Unit Holders in the following order of priority:

(a) first, in proportion to the amounts allocated to the Class A Unit Holders pursuant to Section 9.1 in an amount equal to the excess, if any, of (i) the cumulative net Profits allocated to the Unit Holders pursuant to Section 9.1 for all prior Fiscal Years, over (ii) the cumulative Losses allocated to the Unit Holders pursuant to this Section 9.2(a) for all prior Fiscal Years;

(b) second, to all Unit Holders in proportion to their respective Percentage Interests; provided, however, that Losses shall not be allocated to any Unit Holder pursuant to this Section 9.2(b) to the extent such allocation would cause such Unit Holder to have a Deficit Capital Account at the end of any Fiscal Year. Any such excess Losses shall, instead, be allocated among the Unit Holders who do not have Deficit Capital Account balances, pro rata in accordance with their respective Percentage Interests, until such time as the maximum amount of Loss has been allocated to each such Unit Holder without causing such Unit Holder to have a Deficit Capital Account; and

(c) third, any remaining Loss shall be allocated among the Unit Holders in proportion to their respective Percentage Interests.

9.3 Special Allocations. The following special allocations shall be made for any Fiscal Year of the Company in the following order:

(a) Minimum Gain Chargeback. If there is a decrease in the Company’s “partnership minimum gain,” as defined in and determined under Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations, the minimum gain chargeback provisions of Section 1.704-2(f) of the Regulations, which are hereby incorporated into this Agreement by this reference, shall be applied.

(b) Member Minimum Gain Chargeback. If there is a decrease in any Unit Holder’s share of “partner nonrecourse debt minimum gain,” as defined in and determined under Section 1.704-2(i) of the Regulations, the partner nonrecourse debt minimum gain chargeback provisions of Section 1.704-2(i)(4) of the Regulations, which are hereby incorporated into this Agreement by this reference, shall be applied.

(c) Qualified Income Offset. In the event that any Unit Holder unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of Company income and gain shall be specially allocated to such Unit Holder in accordance with Section 1.704-(1)(b)(2)(ii)(d) of the Regulations.

(d) Gross Income Allocation. In the event that any Unit Holder has a deficit Capital Account balance at the end of the Company Fiscal Year that is in excess of the sum of (i) the amount, if any, such Unit Holder is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Unit Holder is deemed to be obligated to restore pursuant to the next to the last sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, such Unit Holder shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 9.3(d) shall be made only if and to the extent such Unit Holder would have a deficit Capital Account balance in excess of such sum after all of the allocations provided for in this Article 9 have been tentatively made as if this Section 9.3(d) and Section 9.3(c) were not in this Agreement.

(e) Non-recourse Deductions. “Non-recourse deductions,” as defined in and determined under Sections 1.704-2(b)(1) and (c) of the Regulations, shall be allocated among the Unit Holders in accordance with their respective Percentage Interests.

(f) Member Non-recourse Deductions. “Partner non-recourse deductions,” as defined in and determined under Sections 1.704-2(i)(1) and (2) of the Regulations, shall be specially allocated among the Unit Holders in accordance with Section 1.704-2(i) of the Regulations.

(g) Section 754 Election Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts as the result of a Distribution to a Unit Holder in complete liquidation of its Ownership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Unit Holders in accordance with their interests in the Company in the event Section 1.704-1(b)(2)(iv)(m)(2) of the Regulations applies, or to the Unit Holder to whom such Distribution was made in the event Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations applies.

(h) Allocations Relating to Taxable Issuance of Membership Interests. Any income, gain, loss or deduction realized by the Company as a direct or indirect result of the issuance of an interest in the Company to a Unit Holder (the “Issuance Items”) shall be allocated among the Unit Holders so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Unit Holder, shall be equal to the net amount that would have been allocated to each such Unit Holder if the Issuance Items had not been realized.

9.4 Corrective Allocations. The allocations set forth in Sections 9.3(a) through 9.3(g) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements under Code Section 704(b). The Members intend that, to the extent possible, all allocations made pursuant to the Regulatory Allocations will, over the term of the Company, be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 9.4. Accordingly, the Tax Matters Partner is hereby authorized and directed to make offsetting allocations of Company income, gain, loss or deduction under this Section 9.4 in whatever manner the Tax Matters Partner determines is appropriate so that, after such offsetting special allocations are made (and taking into account the reasonably anticipated future allocations of income and gain pursuant to Sections 9.3(a) and 9.3(b)), the Capital Accounts of the Unit Holders are, to the extent possible, equal to the Capital Accounts each would have if the Regulatory Allocations were not contained in this Agreement and all income, gain, loss and deduction of the Company were instead allocated pursuant to Sections 9.1, 9.3(h), and 12.3.

9.5 Other Allocation Rules and Tax Elections

(a) General. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, credit, and any other allocations not otherwise provided for shall be divided among the Unit Holders in accordance with their Percentage Interests, or as otherwise may be required under the Code and the Regulations thereunder.

(b) Allocation of Excess Non-recourse Liabilities. Solely for purposes of determining a Unit Holder’s proportionate share of the “excess non-recourse liabilities” of the Company within the meaning of Section 1.752-3(a)(3) of the Regulations, excess non-recourse liabilities of the Company shall first be allocated among the Unit Holders in proportion to the amount of built-in gain that is allocable to each Unit Holder on “Section 704(c) property” (as defined in Section 1.704-3(a)(3)(ii) of the Regulations) or property for which “reverse Section 704(c) allocations” (as defined in Section 1.704-3(a)(6)(i) of the Regulations) are applicable; any remaining unallocated excess non-recourse liabilities of the Company shall be allocated among the Unit Holders in accordance with their respective interests in Company Profits, as reflected in Section 9.1(b).

(c) Allocations in Connection with Varying Interests. No new Unit Holders shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. If, during a Company Fiscal Year, there is (i) a permitted transfer of all or a part of a Unit Holder’s interest in the Company, or (ii) the admission or withdrawal of a Unit Holder, Profit, Loss, each item thereof, and all other tax items of the Company for such Fiscal Year shall be divided and allocated among the Unit Holders by taking into account their varying interests during such Fiscal Year in accordance with Section 706(d) of the Code and using any conventions permitted by law and selected by the Tax Matters Partner.

(d) Tax Elections

(i) The Company shall make the election under Code section 754 in accordance with the Regulations thereunder.

(ii) Subject to potential reconsideration following the issuance of Regulations governing the application to tiered partnerships of limitations on the deductibility of interest expense under Code section 163(j), the Company shall not be permitted to make the election to treat any trade or business of the Company as an “electing real property trade or business” (within the meaning of Code section 163(j)(7)(B)); and

(iii) The Company shall elect not to claim any “bonus” depreciation otherwise available under Code section 168(k).

9.6 Mandatory Tax Allocations Under Code Section 704(c). In accordance with Section 704(c) of the Code and Section 1.704-3 of the Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unit Holders so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Gross Asset Value computed in accordance with Section 1.29(a). Unless otherwise determined by the Manager, the Company shall use the “remedial method” of allocation under Section 1.704-3(d) of the Regulations in connection with the contribution of any property to the Company that has a fair market value that differs from its adjusted tax basis in the hands of the contributing Unit Holder on the date of contribution. The same procedure shall apply to any adjustment to the Gross Asset Value of Company Property pursuant to Section 1.29(b), as permitted under Section 1.704-1(b)(2)(iv)(f) of the Regulations.

Allocations pursuant to this Section 9.6 are solely for purposes of federal, state, and local income taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder’s Capital Account or share of Profit, Loss, or other items as computed for book purposes, or Distributions pursuant to any provision of this Agreement.

9.7 Distributions.

(a) Distributions – Distributable Cash. Distributions of Distributable Cash, other than distributions in liquidation pursuant to Section 12(c)(iii), shall be made to the Unit Holders at least annually as follows:

(1) first, Forty-Nine percent (49%) to the Class C Unit Holder;

(2) second, to the Class A Unit Holders in proportion to and to the extent of their unreturned Capital Contributions;

(3) third, to all Class A Unit Holders in proportion to their respective accrued and unpaid Preferred Returns until each such Unit Holder has received an amount equal to such Unit Holder’s accrued and unpaid Preferred Return determined immediately prior to the distribution to be made under this Section;

(4) fourth, to Class B Unit Holders until they have received an amount equal to the Class B Catch-up of all distributions made to Class A Unit Holders under Section 9.7(b), it being the intent that total distributions of Distributable Cash and Extraordinary Capital Event Proceeds be made proportional to the Percentage Interests of the Unit Holders; and

(5) thereafter, to all Class A Unit Holders and Class B Unit Holders in proportion to their Percentage Interests.

(b) Distributions of Extraordinary Capital Event Proceeds. Distributions of Extraordinary Capital Event Proceeds shall be made to the Unit Holders at such times as the Managers shall determine in their sole discretion in the following order of priority:

(1) first, Forty-Nine percent (49%) to the Class C Unit Holder;

(2) second, to the Class A Unit Holders in proportion to and to the extent of their unreturned Capital Contributions;

(3) third, to all Class A Unit Holders in proportion to their respective accrued and unpaid Preferred Returns until each such Unit Holder has received an amount equal to such Unit Holder’s accrued and unpaid Preferred Return determined immediately prior to the distribution to be made under this Section;

(4) fourth, to Class B Unit Holders until they have received an amount equal to the Class B Catch-up of all distributions made to Class A Unit Holders under Section 9.7(a) and this Section 9.7(b), it being the intent that total distributions of Distributable Cash and Extraordinary Capital Event Proceeds be made proportional to the Percentage Interests of the Unit Holders; and

(5) thereafter, to all Unit Holders in proportion to their Percentage Interests.

(c) Distributions In-Kind. A Unit Holder has no right to demand and receive any distribution from the Company in any form other than cash. Non-cash assets, if any, shall be distributed in a manner that reflects how cash proceeds from the sale of such assets for fair market value would have been distributed (after any unrealized gain or loss attributable to such non-cash assets has been allocated among the Unit Holders in accordance with Article 9). For purposes of this Section 9.7(c), the fair market value of distributed assets shall be determined by the Managers.

(d) Distributions Treated as Advances. All Distributions made to a Unit Holder pursuant to Section 9.7(a) shall be treated as advances against that Unit Holder’s distributive share of the income of the Company for purposes of Sections 731 and 705 of the Code and Section 1.731-1(a)(ii) of the Regulations.

9.8 Limitation upon Distributions. No Distribution shall be made if such Distribution would violate the Act.

9.9 Accounting Method. For financial reporting purposes, the Company shall use the cash method of accounting, unless the Company is required to use a different method of accounting for federal income tax purposes, in which case that method of accounting shall be the Company’s method of accounting.

9.10 Interest on and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or return of its Capital Contribution, except as otherwise specifically provided for herein.

9.11 Accounting Period. The Company’s accounting period shall be the Fiscal Year.

9.12 Records and Reports. At the expense of the Company, the Managers shall maintain records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business the following records:

(a) A current list of the full name and last known business, residence, or mailing address of each Unit Holder and the Managers, both past and present;

(b) A copy of the Certificate of Formation and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(c) A copy of this Agreement, copies of any prior limited liability company agreements no longer in effect, and copies of any writings permitted or required with respect to a Unit Holder’s obligation to contribute cash, property or services;

(d) Copies of the Company’s federal, state, and local tax returns and reports, if any, for the four (4) most recent Fiscal Years;

(e) Copies of any financial statements of the Company for the three (3) most recent Fiscal Years;

(f) Minutes of every annual, special and court-ordered meeting of Members;

(g) Any written consents obtained from Members for actions taken by Members without a meeting; and

(h) Minutes or resolutions of all Manager consents.

9.13 Returns and Other Elections. The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of each such Unit Holder’s Schedule K-1 shall be furnished to the Unit Holders within a reasonable time after the end of the Fiscal Year. All elections permitted to be made by the Company under federal or state laws shall be made by the Managers in their sole discretion; provided, however, that the Managers shall make any tax election requested by Members owning a Majority Interest.

9.14 Tax Matters Partner. Marc Coluccio is hereby designated the Tax Matters Partner (“TMP”) as defined in Section 6231(a)(7) of the Code. The TMP and the other Members shall use their reasonable efforts to comply with the responsibilities outlined in Sections 6221 through 6233 of the Code (including any Regulations promulgated thereunder), and in doing so shall incur no liability to any other Member. The Company shall indemnify and reimburse the TMP for all reasonable expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Unit Holders attributable to the Company. The payment of all such expenses shall be made before any distributions are made to Unit Holders (and such expenses shall be taken into consideration for purposes of determining Distributable Cash) or any discretionary Reserves are set aside by the Manager. Neither the TMP nor any Member shall have any obligation to provide funds for such purpose. The provisions for exculpation and indemnification of the Manager set forth in Section 5.9 of this Agreement shall be fully applicable to the Manager acting as TMP for the Company.

ARTICLE 10.
TRANSFERABILITY

10.1 General.

(a) Except as otherwise specifically provided herein, no Unit Holder shall have the right to Transfer all or any part of the Unit Holder’s Ownership Interest.

(b) Each Unit Holder hereby acknowledges the reasonableness of the restrictions on Sale and Gift of Ownership Interests imposed by this Agreement. Accordingly, the restrictions on Sale and Gift contained herein shall be specifically enforceable.

(c) In the event that any Unit Holder pledges or otherwise encumbers any of its Ownership Interest as security for repayment of a liability, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all the terms and conditions of this Article 10, and the pledging Unit Holder shall provide at least 10 days written notice of such pledge or encumbrance to the Managers.

10.2 Transferee Not Member in Absence of Consent.

(a) If the Manager does not approve the proposed Sale of the Transferring Unit Holder’s Ownership Interest to a transferee which is not a Member immediately prior to the Sale, then the proposed transferee shall have no right to participate in the management of the business and affairs of the Company or to become a Member. Such transferee shall be merely an Economic Interest Owner with respect to such Transferred Interest.

(b) Upon and contemporaneously with any Sale or Gift of all or any portion of a Unit Holder’s Ownership Interest, the Transferring Unit Holder shall cease to have any residual rights associated with the portion of the Ownership Interest transferred to the transferee.

(c) No transfer of a Member’s Membership Interest (including any transfer of the Economic Interest or any other transfer) which has not been approved as provided herein shall be effective unless and until written notice (including the name and address of the proposed transferee and the date of such transfer) has been provided to the Company.

10.3 Additional Conditions to Recognition of Transferee.

(a) If a Transferring Unit Holder Sells or Gifts an Ownership Interest to a Person who is not already a Member, as a condition to recognizing the effectiveness and binding nature of such sale or gift (subject to Section 10.2 above), the Manager may require the Transferring Unit Holder and the proposed successor-in-interest to execute, acknowledge and deliver to the Manager such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts which the Manager may deem necessary or desirable to accomplish any one or more of the following:

(1) constitute such successor-in-interest as a Unit Holder;

(2) confirm that the proposed successor-in-interest has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of this Agreement, as the same may have been further amended (whether such Person is to be admitted as a new Member or will merely be an Economic Interest Owner);

(3) preserve the Company after the completion of such sale, transfer, assignment, or substitution under the laws of each jurisdiction in which the Company is qualified, organized or does business;

(4) maintain the status of the Company as a partnership for federal tax purposes; and

(5) assure compliance with any applicable state and federal laws, including securities laws and regulations.

(b) Any Sale or Gift of an Ownership Interest and admission of a Member in compliance with this Article 10 shall be deemed effective as of the last day of the calendar month in which the Managers’ consent thereto was given. The Transferring Unit Holder hereby agrees to indemnify the Company, the Managers and the remaining Members against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any transfer or purported transfer in violation of this Article 10.

10.4 Gifts of Ownership Interests. A Gifting Unit Holder may gift all or any portion of its Ownership Interest (without regard to Section 10.1(a) and 10.1(b)); provided, however, that the successor-in-interest (“donee”) complies with Section 10.3(a) and further provided that the donee is either a trust for the benefit of the transferor Member or the spouse or descendant of such Member, provided that the distributions of any Ownership Interest from the trust during the life of the transferor Member, shall be subject to the provisions of this Article 10, or (b) upon the death of a Member to the transfer of Ownership Interest to the spouse or descendant(s) of a Member, or a trust for the spouse or descendant(s)’ sole benefit, provided that any further transfer shall be subject to the provisions of this Article 10 (each a “Permitted Transferee”). In the event of the gift of all or any portion of a Gifting Unit Holder’s Ownership Interest to one or more donees who are under twenty-one (21) years of age, one or more trusts shall be established to hold the gifted Ownership Interest(s) for the benefit of such donees until the respective donees reach the age of at least twenty-one (21) years.

ARTICLE 11.
RIGHT OF FIRST REFUSAL – CLASS A UNITS

11.1 If a Class A Unit Holder (individually, a “Transferor”) receives a bona fide written offer which the Transferor desires to accept (the “Transferee Offer”) from any other Person (a “Transferee”) for the Sale of all or any portion of or any interest or rights in the*98++++ Transferor’s Membership Interest or Economic Owner Interest (the “Transferor Interest”) for a purchase price, then, prior to any Transfer of the Transferor Interest, the Transferor shall give the Company written notice (the “Transfer Notice”) containing each of the following:

(a) The Transferee’s identify;

(b) A true and complete copy of the Transferee Offer; and

(c) The Transferor’s offer (the “Offer”) to sell the Transferor Interest to the Company, the Managers or their assigns (the “Purchaser”) for a price and on terms equal to that contained in the Transferee Offer (the “Transfer Purchase Price”).

11.2 The Offer shall be and remain irrevocable for a period (the “Offer Period”) ending at 11:59 P.M., local time at the Company’s principal office, on the thirtieth (30th) day following the date the Transfer Notice is given to the Company if such day is a business day, or else the next business day thereafter. At any time during the Offer Period, the Purchaser may accept the Offer by giving written notice to the Transferor of its acceptance, including evidence of the assignment of the right to accept the Offer (the “Purchaser Notice”). The Managers shall determine whether, in their sole discretion, the Company shall be the Purchaser. Any assignment of the Offer shall be in the sole discretion of the Managers. If the Offer is accepted, the Purchaser Notice shall fix a closing date (the “Transfer Closing Date”) for the purchase, which shall not be earlier than ten (10) or more than ninety (90) days after the expiration of the Offer Period.

11.3 If the Offer is accepted, then, in the sole discretion of the Purchaser, the Transfer Purchase Price shall be (i) paid in immediately available funds on the Transfer Closing Date, or (ii) according to the terms of the Transferee Offer.

11.4 If the Offer is not accepted (within the time and in the manner specified in this Section), then the Transferor shall be free to Transfer the Transferor Interest to the Transferee, for the same or greater price and on the same terms and conditions as set forth in the Transfer Notice. The Transfer shall be subject to the conditions of transfer as provided for in Sections 10.2 and 10.3 above.

11.5 Any Transfer by the Transferor without strict compliance with the terms, provisions, and conditions of this Article 11 and the other terms, provisions, and conditions of this Agreement, shall be null and void and of no force or effect.

11.6 The terms and conditions of this Section 10.2 shall apply to any Sale of the Transferor Interest including, but not limited to, the foreclosure of a pledge, hypothecation or other security interest in the Transferor Interest. If the Sale is due to the foreclosure of a pledge, hypothecation or other security interest, the foreclosing party shall be deemed to be the “Transferee” and the notice of foreclosure shall be deemed the “Transferee Offer.”

11.7 Notwithstanding the foregoing, a Sale by a Member to a Permitted Transferee of the Member (as defined in Section 10.4) shall not trigger the rights of first refusal set forth in this Article 11, but shall be subject to all other provisions of Article 10 and Article 11.

ARTICLE 12.
DISSOLUTION AND TERMINATION

12.1 Dissolution.

(a) The Company shall be dissolved only upon the occurrence of any of the following events:

(1) by the approval of the Manager and Two-Thirds Interest of the Unit Holders;

(2) the sale or other disposition of all or substantially all of the Property;

(3) the entry of a decree of judicial dissolution under RCW 25.15.275; or

(4) the expiration of two years after the effective date of dissolution under RCW 25.15.285 without the reinstatement of the Company.

Notwithstanding anything to the contrary in the Act, the Company shall not be dissolved upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Unit Holder.

(b) As soon as possible following the occurrence of any of the events specified in Section 12.1(a) effecting the dissolution of the Company, an appropriate representative of the Company shall execute all documents required by the Act at the time of dissolution and file or record such statements with the appropriate officials.

12.2 Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until winding up and Distribution is completed.

12.3 Winding Up, Liquidation and Distribution of Assets.

(a) Upon dissolution, an accounting shall be made by the Managers of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Managers shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Managers shall:

(1) Sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent that the Managers may determine to Distribute in kind any assets to the Unit Holders);

(2) Discharge all liabilities of the Company, including to the Managers for the Managers’ compensation and liabilities to Unit Holders who are also creditors, to the extent otherwise permitted by law, other than liabilities to Unit Holders for Distributions and the return of capital, and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company;

(3) Distribute all remaining money and assets to the Unit Holders, in accordance with the provisions of Section 9.7(a), unless the Distribution is of Extraordinary Capital Event Proceeds, in which case the provisions of Section 9.7(b) shall apply. Distributions under this clause (3) may be made by the Company either in cash or in kind, as determined by the Manager, with any assets distributed in kind being valued for this purpose at their fair market value. Any such Distributions to the Unit Holders in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations.

(c) Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, if any Unit Holder has a Deficit Capital Account (after giving effect to all contributions, Distributions, allocations and other Capital Account adjustments for all Fiscal Years, including the year during which such liquidation occurs), such Unit Holder shall have no obligation to make any Capital Contribution, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Unit Holder to the Company or to any other Person for any purpose whatsoever.

(d) Upon completion of the winding up, liquidation and Distribution of the assets, the Company shall be deemed terminated.

(e) The Manager shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final Distribution of its assets.

12.4 Filing or Recording Statements. Upon the conclusion of winding up, the appropriate representative of the Company shall execute all documents required by the Act and file or record such statements with the appropriate officials.

12.5 Return of Contribution Nonrecourse to Other Unit Holders. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Unit Holder shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Unit Holders, such Unit Holders shall have no recourse against any other Unit Holder.

ARTICLE 13.
MISCELLANEOUS PROVISIONS

13.1 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served if sent by telecopy or facsimile or electronic transmission, delivered by messenger or overnight courier, or mailed, certified first class mail, postage prepaid, return receipt requested, and addressed or sent to the recipient’s address as reflected on the Company’s books. Such notice shall be effective, (a) if delivered by messenger or by overnight courier, upon actual receipt (or if the date of actual receipt is not a business day, upon the next business day); (b) if sent by facsimile or electronic transmission, upon confirmation of receipt (or if the date of such confirmation of receipt is not a business day, upon the next business day); or (c) if mailed, upon the earlier of three (3) business days after deposit in the mail or the delivery date as shown by return receipt therefor. Any Unit Holder may change its address by giving notice in writing to the Company of its new address. Either Manager may change its address and/or the Company’s address by giving notice in writing to the Unit Holders (and the Company if the change is to the Manager’s address) of the new address.

13.2 Books of Account and Records. Proper and complete records and books of account shall be kept or shall be caused to be kept by the Managers, in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. The books and records shall at all times be maintained at the principal place of business of the Company and shall be open to the reasonable inspection and examination of the Unit Holders or their duly authorized representatives during reasonable business hours and shall be subject to confidentiality under Section 6.8.

13.3 Application of State Law. This Agreement, and the application and interpretation hereof, shall be governed exclusively by its terms and by the laws of the State, and specifically the Act.

13.4 Waiver of Action for Partition. Each Unit Holder irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the Company Property.

13.5 Amendments. This Agreement may be amended only with (i) the written consent of the Managers and (ii) the written agreement of Members holding a Two-Thirds Interest. No amendment which has been agreed to in accordance with the preceding sentence shall be effective to the extent that such amendment has a Material Adverse Effect upon one or more Unit Holders who did not agree in writing to such amendment. For purposes of the preceding sentence, “Material Adverse Effect” shall mean any modification of the relative rights to Distributions by the Company (including allocations of Profits and Losses which are reflected in the Capital Accounts). Without limiting the generality of the foregoing: an amendment which has a proportionate effect on all Unit Holders (or in the case of a redemption of Ownership Interests or issuance of additional Ownership Interests, an amendment which has a proportionate effect on all Unit Holders immediately after such redemption or issuance) with respect to their rights to Distributions shall be deemed to not have a Material Adverse Effect on Unit Holders who do not agree in writing to such amendment. Notwithstanding the foregoing provisions of this Section 13.5, no amendment shall be made to a provision herein which requires the vote, approval or consent of the Members holding more than a Two-Thirds Interest, unless Members holding such greater Voting Interests approve of such amendment.

13.6 Execution of Additional Instruments. Each Unit Holder hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

13.7 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

13.8 Effect of Inconsistencies with the Act. It is the express intention of the Unit Holders and the Company that this Agreement shall be the sole source of agreement among them, and, except to the extent that a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. In the event that the Act is subsequently amended or interpreted in such a way to make valid any provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Members and the Company hereby agree that the duties and obligations imposed on the Members as such shall be those set forth in this Agreement, which is intended to govern the relationship among the Company and the Unit Holders, notwithstanding any provision of the Act or common law to the contrary.

13.9 Waivers. The failure of any party to seek redress for violation or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13.10 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. Without limiting the generality of the foregoing sentence, to the extent that any provision of this Agreement is prohibited or ineffective under the Act or common law, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act or common law.

13.12 Legal Representation. The parties acknowledge that this agreement was prepared by counsel for the Company, Gordon Thomas Honeywell LLP, and each party acknowledges and warrants that he, she, or it had the opportunity to be represented by legal counsel of his, her, or its choice prior to entering into this Agreement.

13.13 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

13.14 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

13.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Counterpart signature pages to this Agreement may state only the name of one or more Unit Holders.

13.16 Power of Attorney. Each Unit Holder hereby irrevocably makes, constitutes and appoints each Manager, with full power of substitution, so long as the Manager is acting in such capacity (and any successor Manager thereof so long as such Manager is acting in such capacity), its true and lawful attorney, in such Unit Holder’s name, place and stead (it is expressly understood and intended that the grant of such power of attorney is coupled with an interest) to make, execute, sign, acknowledge, swear and file with respect to the Company:

(a) all amendments of this Agreement adopted in accordance with the terms hereof;

(b) all documents which the Manager deems necessary or desirable to effect the dissolution and termination of the Company;

(c) all such other instruments, documents and certificates which may from time to time be required by the laws of the State or any other jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, continue and defend the valid existence of the Company; and

(d) all instruments, documents and certificates which the Manager deems necessary or desirable in connection with a Reorganization which has been authorized in accordance with the terms of this Agreement.

This power of attorney shall not be affected by and shall survive the bankruptcy, insolvency, death, incompetency, or dissolution of a Unit Holder and shall survive the delivery of any assignment by the Unit Holder of the whole or any portion of its Ownership Interest. Each Unit Holder hereby releases the Manager from any liability or claim in connection with the exercise of the authority granted pursuant to this power of attorney, and in connection with any other action taken by the Manager pursuant to which the Manager purports to act as the attorney-in-fact for one or more Unit Holders, if the Manager believed in good faith that such action taken was consistent with the authority granted to it pursuant to this Section 13.15.

13.17 Dispute Resolution. Except for claims for injunctive relief, the Unit Holders and the Company (the “Parties”) agree to follow exclusively the procedures outlined below for resolving claims, disputes, or controversies arising out of, or related to, this Agreement and the development and operations of the Property (“Claims”). Notice shall be promptly given to the other party by the complaining party of any Claims that arise.

(a) The Parties agree that before submitting any Claim to mediation or arbitration, the Parties shall use their best efforts to resolve such Claim by mutual agreement. If, after good faith discussion and negotiation for a period not to exceed sixty (60) days from the date the complaining party gives notice to the other party of a Claim, a party determines that a Claim cannot be resolved by mutual agreement, that party shall provide the other party with written notice of that determination (an “Impasse Notice”), and the Parties agree to then proceed to mediation in accordance with Section 13.17(b) below.

(b) If the Parties are unable to resolve a Claim by mutual agreement pursuant to Section 13.17(a) above, the Parties agree that such Claim shall next be subject to mediation in Seattle, Washington. Mediation shall be scheduled as soon as practicable after the issuance of an Impasse Notice, but in no event later than sixty (60) days after the issuance of an Impasse Notice. Mediation proceedings shall not exceed two (2) days unless the Parties mutually agree otherwise. The mediator shall be selected by mutual agreement of the Parties and shall be an experienced mediator who is an attorney with at least fifteen (15) years of experience in real estate matters of the type in dispute between the Parties. The costs of mediation shall be borne equally by the Parties. However, the Parties shall each bear the costs of its own legal fees. The Managers, if acting on behalf of the Company or to the extent they are entitled to indemnification pursuant to Section 5.9, shall have all costs and expenses, including, without limitation, legal fees and mediation costs, borne by the Company.

(c) If the Parties are unable to agree on the selection of a mediator within thirty (30) days of delivery of an Impasse Notice or are unable to resolve their dispute by mediation pursuant to and in accordance with the time periods set forth in Section 13.16(b) above, then the Parties agree to submit their dispute to binding arbitration with Judicial Arbitration and Mediation Services (“JAMS”) in Seattle, Washington, before one (1) arbitrator. The complaining party shall serve on all other Parties a written demand for arbitration to be held in Seattle, Washington. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures if the amount in dispute exceeds $250,000 and pursuant to its Streamlined Arbitration Rules and Procedures if the amount in dispute equals or is less than $250,000. The arbitration hearing shall be held within ninety (90) days of the demand and shall be concluded within five (5) days. The arbitrator shall apply substantive law and may award injunctive relief, equitable relief (including specific performance), or any other remedy available from a judge, including expenses, costs and attorney fees to the prevailing party and pre-award interest, but notwithstanding any other provision hereof, shall not have the power to award punitive damages. The decision of the arbitrator shall be final and binding and an order confirming the award or judgment upon the award may be entered in any court having jurisdiction. The decision of the arbitrator shall be made in writing and shall set forth findings of fact and conclusions of law. The Parties agree that the decision of the arbitrator shall be the sole and exclusive remedy between them regarding any dispute presented or pled before the arbitrator. The Manager, if acting on behalf of the Company or to the extent it is entitled to indemnification pursuant to Section 5.9, shall have all costs and expenses, including, without limitation, legal fees and arbitration costs, borne by the Company.

13.18 Public Announcements. All public announcements or statements pertaining to the Company and its business shall be made by the Managers. The Unit Holders shall refer all inquiries from any Person to the Managers for response solely by the Managers.

SIGNATURE PAGE TO

LIMITED LIABILITY COMPANY AGREEMENT OF

SOLIS SEATTLE, LLC

Executed by the Company, the Managers and the undersigned Members effective as of the date first above written.

COMPANY:

SOLIS SEATTLE, LLC, a Washington limited liability company

By
Brian Heather, Manager

By
Marc Coluccio, Manager

Appointment as Manager Accepted:

Brian Heather

Marc Coluccio

CLASS B MEMBER:

SOLTERRA CAPITAL, INC.

By
Brian Heather, CEO

COUNTERPART SIGNATURE PAGE TO

LIMITED LIABILITY COMPANY AGREEMENT

of

SOLIS SEATTLE, LLC

The undersigned, by executing this counterpart signature page of the Limited Liability Company Agreement of Solis Seattle, LLC, as may be amended from time to time (“LLC Agreement”), hereby acknowledges and represents to Solis Seattle, LLC, a Washington limited liability company (“Company”), that the undersigned has received, read and fully understands the rights, obligations, terms and conditions set forth in the Limited Liability Company Agreement. The undersigned hereby approves and adopts the Limited Liability Company Agreement as a Member of the Company.

In Witness Whereof, the undersigned has executed this counterpart signature page of the LLC Agreement as of _______________________________, 2018.

For Individual Member(s):

Signature	Signature (Joint Owner)

Print Name:	Print Name:

For Entity Member (Trusts, etc.):

Name of Entity:

Jurisdiction Where Formed (City, State):

Signature By:	Print Name:

Title:

EXHIBIT A-1

Unit Holder Information

(Before Offering)

Names	Capital Contribution	Units	Percentage Interest
SolTerra Capital Inc. 2910 First Ave. S., Suite 201 Seattle, WA 98134	$0	3500 CLASS B	100%
TOTALS	$0	3,500	100%

EXHIBIT A-2

Unit Holder Information

(After Offering)

Names	Capital Contribution		Maximum Capital Call	Maximum Capital	Units	Percentage Interest
SolTerra Capital Inc. 2910 First Ave. S., Suite 201 Seattle, WA 98134		$0	$0	$0	3500 CLASS B	35%
Investors, [to be determined]	$	Up To 7,221,500			Up To 6500 CLASS A	65%
TOTALS		$-			10,000	100%

EXHIBIT B

Property Legal Description

The following real property located in the City of Seattle, County of King and State of Washington located at 1300 Pike St and more particularly described as follows:

NAGLES ADD PCL A SEATTLE BLA #3025693 REC #20170307000321 SD BLA BEING POR LOTS 1-2 BLOCK 10 OF SD ADD

EXHIBIT C

Spousal Consent

LIMITED LIABILITY COMPANY AGREEMENT OF
SOLIS SEATTLE, LLC

I, the spouse of ________________, acknowledge that I have read the Limited Liability Company Agreement (the “Agreement”) between my spouse, the other members and Solis Seattle, LLC (the “Company”) to which this Consent is attached and that I know its contents.

I agree that any interest, including any community property interest, I may have or acquire in the Company shall be bound by the Agreement.

In addition, I further agree, on behalf of myself and all persons who may claim on my behalf, that upon the dissolution of my marriage to my spouse, neither I nor anyone claiming on my behalf will seek ownership of the Company owned by my spouse, whether as part of a division or property, as settlement of litigation or otherwise.

I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

I know I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I waive that right.

EXECUTED as of the ___ day of ______________, 20__.

Printed Name: